AMENDMENT TO
ADOLPH COORS COMPANY
COORS STOCK UNIT PLAN

General

Effective March 28, 1995, Adolph Coors Company, a Colorado corporation (the "Company"), established the Coors Stock Unit Plan (the "Plan") for certain employees of the Company and affiliates of the Company that adopt the Plan. In section 12 of the Plan, the Company reserved the right to amend the Plan from time to time through action of the Company's Board of Directors (the "Board"). Pursuant to resolutions adopted by the Company's board of directors on February 16, 1999, the Plan is hereby amended as follows.

Amendment

1. Section 2.1(f), the definition of "Coors Stock Unit," shall be amended in its entirety to provide as follows:

"Coors Stock Unit" means a measurement component equal to the "Fair Market
 Value" of a share of the Company's Class B common stock (non-voting), no par ("Class B Common Stock"). For this purpose, "Fair Market Value" shall be based upon the average of the highest and lowest prices of the Stock on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), as applicable, on a particular date. If the Stock is not traded on either the New York Stock Exchange or NASDAQ, Fair Market Value shall mean the average of the highest and lowest prices of the stock on the principal stock exchange or other market on which the Stock is traded on a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on the particular date shall be as determined by the Committee.

2. The amendment in the preceding paragraph shall be effective for all determinations of Fair Market Value under the Plan on and after February 16, 1999.

IN WITNESS WHEREOF, this Amendment has been signed this 26th day of February, 1999, to be effective as provided above.


                                    ADOLPH COORS COMPANY
ATTEST:


By:_____________________________    By:__________________________________
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